Exhibit 99.1
Avantor® Announces Preliminary Fourth Quarter Unaudited Revenues and Estimated Free Cash Flow
RADNOR, Pa. – Jan. 11, 2021 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission-critical products and services to customers in the life sciences and advanced technologies & applied materials industries, provided preliminary unaudited revenues and free cash flow estimates for the fourth quarter ended December 31, 2020 in conjunction with the Company’s virtual presentation at the J.P. Morgan Healthcare Conference.
Preliminary Fourth Quarter 2020 Unaudited Revenues and Estimated Free Cash Flow
•Fourth quarter 2020 unaudited revenue is expected to be approximately $1.79B resulting in estimated organic revenue growth of approximately 15%.
•Free cash flow is estimated to be greater than $270M as compared to $74.9M in the comparable prior period of fiscal 2019.
2021 Growth Considerations
As part of the presentation, management will be discussing preliminary views on potential revenue ranges for 2021.
The estimated fiscal 2020 fourth quarter results are preliminary, unaudited and subject to completion, reflect management’s current views and may change as a result of management’s review of results and other factors. Such preliminary results for the fiscal 2020 fourth quarter are subject to the finalization and closing of our accounting books and records (which have yet to be performed), and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with accounting principles generally accepted in the U.S. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary results.
About Avantor
Avantor®, a Fortune 500 company, is a leading global provider of mission-critical products and services to customers in the biopharma, healthcare, education & government, and advanced technologies & applied materials industries. Our portfolio is used in virtually every stage of the most important research, development and production activities in the industries we serve. One of our greatest strengths comes from having a global infrastructure that is strategically located to support the needs of our customers. Our global footprint enables us to serve more than 225,000 customer locations and gives us extensive access to research laboratories and scientists in more than 180 countries. We set science in motion to create a better world. For more information, please visit www.avantorsciences.com.
Use of non-GAAP Financial Measures
To evaluate our performance, we monitor a number of key indicators. As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.
The non-GAAP financial measures used in this press release are organic sales and free cash flow.
•Organic sales eliminate from our reported net sales the impacts of earnings from any acquired or disposed businesses and changes in foreign currency exchange rates. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented. This measurement is used by our management for the same reason.
•Free cash flow and unlevered free cash flow are equal to our cash flow from operating activities, excluding capital expenditures and, in the case of unlevered free cash flow, excluding our cash interest net of tax. We believe that these measurements are useful to investors as they provide a view on the Company’s ability to generate cash for use in financing or other investment activities. These measurements are used by management for the same reason.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our 2019 Annual Report on Form 10-K and our quarterly reports on Form 10-Q for the first, second and third quarters of 2020, as such risk factors may be updated from time to time in our periodic filings with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Avantor, Inc. and subsidiaries
Reconciliations of GAAP to non-GAAP measures
Free cash flow

(in millions)	2019		2020 Estimates
	Q4	FY	Preliminary Q4 Minimum	Preliminary FY Minimum
Net cash provided by operating activities (GAAP)	87.0	354.0	290.0	913.8
Capital expenditures	(12.1)	(51.6)	(20.0)	(61.4)
Free cash flow (non-GAAP)	74.9	302.4	270.0	852.4
Net cash (used in) investing activities (GAAP)	(11.4)	(42.1)	(20.0)	(60.3)
Net cash (used in) financing activities (GAAP)	(67.4)	(307.8)	(380.0)	(782.5)
Organic net sales growth

2020 Estimates
	Preliminary Q4 Estimate	Preliminary FY Estimate
Net sales growth (GAAP)	~17%	~6%
Foreign currency impact	~2%	~1%
Organic net sales growth (non-GAAP)	~15%	~5%

Media Contact
Allison Hosak Senior Vice President, Global Communications
Avantor
+1 908-329-7281
Allison.Hosak@Avantorsciences.com

Investor Relations Contact
Tommy J. Thomas, CPA Vice President, Investor Relations
Avantor
+1 781-375-8051
Tommy.Thomas@Avantorsciences.com

SOURCE Avantor, Financial News